UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐ ☐ ☒	Preliminary Proxy Statement Definitive Proxy Statement Definitive Additional Materials	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Inter-Tel (Delaware), Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Please Vote The WHITE Proxy Card “FOR” The Mitel Merger TODAY!

Dear Inter-Tel Stockholder:

As you may have heard, Institutional Shareholder Services (ISS), a leading independent voting advisory service, has changed its previous recommendation and is now advising its clients to vote the WHITE proxy card “FOR” Inter-Tel’s pending merger with Mitel Networks Corporation at the Special Meeting of Stockholders to be held on August 2, 2007. ISS’ clients include hundreds of institutional investors, mutual funds, money managers and other fiduciaries. Proxy Governance, Inc., another leading independent proxy advisory firm, also recommends that Inter-Tel stockholders vote “FOR” the Mitel merger.

In recommending that Inter-Tel stockholders vote “FOR” the Mitel merger, ISS stated:

We note that since our initial analysis, new information regarding [Inter-Tel’s] 2QFY2007 financial performance (announced on July 23, 2007) and changes in the credit market, have raised concerns about the potential downside risk to Inter-Tel’s stock price, if the transaction is voted down. Based on our review of Inter-Tel’s 2QFY2007 fundamental performance, discussions with institutional investors, and implied valuations, we now recommend shareholders to vote FOR the proposed transaction.*

ISS also stated:

“[W]e believe that the current [Mitel] offer is fair. Furthermore, the sustainability of a ‘transaction premium’ in the stock price now appears unlikely, as the recent weakness in the credit market reduces the likelihood of an alternative leveraged buyout offer. As such, we recommend shareholders vote FOR the proposed merger transaction.*

We think it significant that both ISS and Proxy Governance agree with your Board’s Special Committee that the Mitel merger is fair to and in the best interest of Inter-Tel stockholders, especially in light of recent developments in our business, the intensely competitive landscape and rapidly consolidating industry in which we operate, the current debt financing environment, and the absence of any higher offer to buy the Company. Your Special Committee conducted a full review of the Company’s strategic options during the last two years and we believe, like ISS and Proxy Governance, that the Mitel merger is in the best interests of the Company and all of its stockholders.

Time is short, and your vote important! We urge you to carefully consider the recommendation of your Board’s Special Committee and the supporting recommendations of ISS and Proxy Governance, and to cast your vote FOR the Mitel merger TODAY using the enclosed WHITE proxy card. To ensure that your vote is represented at the August 2nd Special Meeting, we encourage you to vote by telephone or by Internet by following the easy instructions on the WHITE proxy card, or by signing, dating and returning the WHITE proxy card by expedited delivery.

Thank you for your continued support.

Alexander L. Cappello
Chairman of the Board of Directors and the Special Committee of the Board of Directors of Inter-Tel (Delaware), Incorporated

*Permission to use these quotations was neither sought nor obtained.

If you need assistance in the last-minute voting of your shares,

please call your Company’s proxy solicitor:

INNISFREE M&A INCORPORATED

Toll-free at 888-750-5834

(Banks and Brokers may call collect at 212-750-5833)

Remember, even if you previously voted on Mr. Mihaylo’s Green proxy card, you have every legal right to change your vote by voting a WHITE proxy card TODAY—by telephone, by Internet or by expedited delivery. Only your latest dated proxy will count at the meeting! We urge you to simply discard and not to return any Green proxy card sent to you by Steven G. Mihaylo.

About Inter-Tel (Delaware), Incorporated

Inter-Tel (Nasdaq: INTL) offers value-driven communications products; applications utilizing networks and server-based communications software; and a wide range of managed services that include voice and data network design and traffic provisioning, custom application development, and financial solutions packages. An industry-leading provider focused on the communication needs of business enterprises, Inter-Tel employs approximately 1,940 communications professionals, and services business customers through a network of 57 company-owned, direct sales offices and approximately 300 authorized providers in North America, the United Kingdom, Ireland, Australia and South Africa. More information is available at www.inter-tel.com.

Additional Information

In connection with soliciting proxies for the pending Mitel merger, Inter-Tel filed a definitive proxy statement with the Securities and Exchange Commission on May 29, 2007 and a proxy supplement on July 10, 2007. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND THE PROXY SUPPLEMENT, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS THERETO, BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION. Copies of the definitive proxy statement, the proxy supplement and other documents filed by Inter-Tel can be obtained without charge at the Securities and Exchange Commission’s web site at www.sec.gov or from Inter-Tel by contacting Inter-Tel (Delaware), Incorporated, Attention: Investor Relations, 1615 S. 52nd Street, Tempe, AZ 85281, Telephone: 480-449-8900.

Inter-Tel and its directors, officers and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger with Mitel. Information concerning the interests of Inter-Tel’s participants in the solicitation is included in the definitive proxy statement, the proxy supplement and related proxy materials for the Special Meeting of Stockholders, which is scheduled for August 2, 2007.